CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statements on Form S-3 (No. 333-134102) and Form S-8 (No. 333-104060 and No. 333-132898)of Kingstone Companies, Inc. and Subsidiaries, of our report dated March 31, 2011, with respect to the consolidated financial statements of Kingstone Companies Inc. and Subsidiaries as of and for the year ended December 31, 2010, appearing in the 2010 Annual Report on Form 10-K of Kingstone Companies, Inc.

/s/ EisnerAmper LLP

Edison, New Jersey
March 31, 2011